Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-135270

PACIFIC ETHANOL, INC.

PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 17, 2006
TO FINAL PROSPECTUS DATED JULY 11, 2006

The final prospectus of Pacific Ethanol, Inc. dated July 11, 2006 is supplemented to include the following updated information:

Selling Security Holder Table

The fourth paragraph under the “Selling Security Holders” section is amended and restated in its entirety to read as follows:

“The following entities or persons are affiliates of NASD-registered broker-dealers who acquired their shares of common stock offered for resale hereunder, or warrants, the underlying shares of common stock of which are offered for resale hereunder, in a private offering, each of whom may be deemed underwriters with respect to their respective shares of common stock offered for resale hereunder:

•
D.E. Shaw Valence Portfolios, L.L.C. is an affiliate of two NASD-registered broker-dealers, one of which is controlled by D.E. Shaw Valence Portfolios, L.L.C. and the other of which is under common control with D.E. Shaw Valence Portfolios, L.L.C.;

•	Capital Ventures International is affiliated with one or more NASD-registered broker-dealers by virtue of common control;
•	Stewart Flink, a Managing Member of Crestview Capital Master, LLC, is the controlling shareholder of Dillon Capital, Inc., an NASD-registered broker-dealer;
•	Evolution Capital Management, LLC, the investment advisor of Evolution Master Fund Ltd. SPC, indirectly owns Tora Trading, LLC, an NASD-registered broker-dealer;
•
Hudson Bay Fund LP is affiliated with XTF Market Making LLC and XTF Capital LLC, both of whom are NASD-registered broker-dealers. Sander Gerber is Managing Member of XTF Market Making LLC and XTF Capital LLC and is also a Managing Member of Hudson Bay Capital Associates LLC, which is the general partner of Hudson Bay Fund LP;

•	Stark Master Fund Ltd. is affiliated with Reliant Trading and Shepherd Trading Limited, each of which is an NASD-registered broker-dealer;
•
Enable Growth Partners LP is affiliated with Enable Capital LLC, an NASD-registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Capital Management, LLC, the general partner of Enable Growth Partners LP;

•	Portside Growth and Opportunity Fund’s investment advisor is Ramius Capital Group, L.L.C. Ramius Capital Group, L.L.C. is affiliated with an NASD-registered broker-dealer;
•	SF Capital Partners Ltd. is affiliated with Reliant Trading and Shepherd Trading Limited, each of which is an NASD-registered broker-dealer;
•
Enable Opportunity Partners LP is affiliated with Enable Capital LLC, an NASD-registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Capital Management, LLC, the general partner of Enable Opportunity Partners LP; and

•
Pierce Diversified Strategy Master Fund LLC, Ena is affiliated with Enable Capital LLC, an NASD-registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Capital Management, LLC, the Manager of Pierce Diversified Strategy Master Fund LLC, Ena.”

The “Selling Security Holder” table contained in the final prospectus dated July 11, 2006 is updated as follows (1) to reflect a transfer of warrants to purchase an aggregate of up to 379,075 shares of common stock of Pacific Ethanol, Inc. to Cranshire Capital, L.P from Ardsley Offshore Fund, Ltd., Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P. and Marion Lynton, and (2) to reflect a transfer of warrants to purchase an aggregate of up to 100,000 shares of common stock of Pacific Ethanol, Inc. to Stark Master Fund Ltd. from Shepherd Investments International, Ltd. and Stark Trading. Percentage of beneficial ownership is based on approximately 38,162,389 shares of common stock outstanding as of October 16, 2006.

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock	Shares of Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Being Offered	Number	Percentage
Ardsley Offshore Fund, Ltd.	—	—	—	—	—
Ardsley Partners Fund II, L.P.	—	—	—	—	—
Cranshire Capital, L.P.	473,844 (12)	1.23%	473,844 (12)	—	—
Ardsley Partners Institutional Fund, L.P	—	—	—	—	—
Stark Master Fund Ltd.	100,000 (15)	*	100,000(15)	—	—
Shepherd Investments International, Ltd.	—	—	—	—	—
Stark Trading	—	—	—	—	—
Marion Lynton	—	—	—	—	—
__________
*	Less than 1.0%.

(12)	Represents shares underlying warrants. Power to vote or dispose of the shares is held by Mitchell P. Kopin as President of Downsview Capital, Inc., as General Partner of Cranshire Capital, L.P. Mr. Kopin and Downsview Capital, Inc. both disclaim beneficial ownership of the shares.
(15)	Represents shares underlying warrants. Power to vote or dispose of the shares is held by Michael A. Roth and Brian J. Stark, both of whom disclaim beneficial ownership of the shares. In addition, an aggregate of 50,000 shares underlying warrants and 100,000 shares of common stock are held by SF Capital Partners Ltd., which shares are also offered under this prospectus, the power to vote or dispose of which is also held by Michael A. Roth and Brian J. Stark, both of whom disclaim beneficial ownership of the shares.

(End of Prospectus Supplement No. 1.)